Exhibit 99.1

Supernus Announces Record Full Year 2017 Financial Results, Exceeding Operating Earnings Guidance

•                  Fourth quarter 2017 total revenue of $88.4 million, a 42% increase over 2016, and fourth quarter 2017 net product sales of $86.3 million, a 41% increase over 2016.

•                  Fourth quarter 2017 operating earnings of $34.3 million, a 110% increase over 2016.

•                  Full year 2017 total revenue of $302.2 million, a 41% increase over 2016. Full year 2017 net product sales of $294.1 million, a 40% increase over 2016, were at the top end of Company guidance.

•                  Full year 2017 operating earnings of $99.5 million, an 84% increase over 2016, exceeded Company guidance of $85 million to $90 million.

•                  Full year 2017 GAAP diluted earnings per share of $1.08, compared to $1.76 in 2016. Adjusting for one-time impacts in 2017 and 2016, non-GAAP diluted earnings per share in 2017 of $1.26, compared to $0.68 in 2016, increased by 85%.(1)

(1)         See reconciliation of GAAP diluted EPS to non-GAAP diluted EPS in table at the end of this release.

ROCKVILLE, Md., February 27, 2018 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported record financial results for the fourth quarter and full year 2017 and associated Company developments.

Commercial Update

Fourth quarter 2017 product prescriptions for Trokendi XR® and Oxtellar XR®, as reported by IQVIA (formerly IMS), totaled 198,715, a 47.3% increase over the fourth quarter of 2016. Full year 2017 product prescriptions for Trokendi XR® and Oxtellar XR®, as reported by IQVIA, totaled 672,709, a 33.8% increase over full year 2016.

Prescriptions

	Q4 2017	Q4 2016	Change %	FY 2017	FY 2016	Change %
Trokendi XR	162,208	101,869	59.2%	533,541	378,584	40.9%
Oxtellar XR	36,507	33,081	10.4%	139,168	124,270	12.0%
Total	198,715	134,950	47.3%	672,709	502,854	33.8%

Source:  IQVIA

Net product sales for the fourth quarter of 2017 were $86.3 million, a 41.2% increase over $61.1 million in the same period in the prior year. Net product sales for full year 2017 were $294.1 million, a 40.0% increase over $210.1 million in 2016.

Net Product Sales ($millions)

	Q4 2017	Q4 2016	Change %	FY 2017	FY 2016	Change %
Trokendi XR	$69.1	$46.7	48.0%	$226.5	$158.4	43.0%
Oxtellar XR	$17.2	$14.4	19.4%	$67.6	$51.7	30.8%
Total	$86.3	$61.1	41.2%	$294.1	$210.1	40.0%

“The strong financial results achieved in the fourth quarter and full year of 2017 reflect the successful launch of Trokendi XR in migraine, as well as continued double digit growth by Oxtellar XR,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals. “These results substantiate the value our products provide to patients and the impressive execution of our commercial organization.”

Progress of Product Pipeline

Overall enrollment in the four Phase III trials for SPN-812, a novel non-stimulant for the treatment of ADHD, is approximately 38% complete. The program consists of four three-arm, placebo-controlled trials: two pediatric trials and two adolescent trials. The Company expects to continue enrollment through mid-2018 and to have data from this Phase III program available by the first quarter of 2019.

Enrollment continues in both Phase III trials (P301 and P302) for SPN-810, currently in development for Impulsive Aggression in pediatric patients who have ADHD. Enrollment in P301 and P302 is approximately 80% and 65% complete, respectively, and is expected to continue through mid-2018, with data from the trials anticipated by the first quarter of 2019. In addition, a Phase III trial for SPN-810 treating Impulsive Aggression in adolescents who have ADHD is anticipated to start mid-2018. This adolescent trial is not expected to materially affect the overall timing of the regulatory submission process for SPN-810.

Regarding Oxtellar XR, the investigator-sponsored trial in bipolar disorder is expected to complete enrollment by year end 2018.

“Our strategy in 2018 is to advance SPN-810 and SPN-812 through Phase III clinical development, moving us closer to our goal of delivering from our current pipeline two novel products, both addressing billion-dollar market opportunities,” said Jack Khattar. “In addition, we remain focused on progressing Oxtellar XR as a potential therapy for bipolar disorder, another clinically important and significant commercial opportunity for Supernus.”

Operating Expenses

Research and development expenses in the fourth quarter of 2017 were $16.2 million, as compared to $13.3 million in the same quarter last year, and, for the full year 2017, $49.6 million, as compared to $42.8 million for 2016. These increases were due primarily to the initiation of the four Phase III clinical trials for SPN-812 in the second half of 2017.

Selling, general and administrative expenses in the fourth quarter of 2017 were $33.8 million, as compared to $29.1 million in the same quarter last year, and, for the full year 2017, $137.9 million as compared to $106.0 million in 2016. The increases for both periods were due primarily to the expansion of the salesforce by 40 salespeople, which was fully deployed in the fourth quarter of 2017, the development and production of promotional materials and marketing programs associated with the launch of the migraine indication for Trokendi XR, and an increase in share-based compensation expense.

Operating Earnings and Earnings Per Share

Operating earnings in the fourth quarter of 2017 were $34.3 million, a 110.4% increase over $16.3 million in the same period the prior year. Operating earnings in full year 2017 were $99.5 million, an 83.6% increase over $54.2 million in 2016. The improvement in operating earnings in both periods was primarily due to increased net product sales.

Net earnings (GAAP) in the fourth quarter of 2017 was $13.7 million, as compared to $14.3 million in the same period last year. Net earnings (GAAP) were $57.3 million in 2017, as compared to $91.2 million in 2016. The decrease was due primarily to the increase in research and development and selling, general and administrative spending, the increase in income tax expense as a result of the elimination of the valuation allowance against deferred tax assets in 2016, and the impact of the Tax Cuts and Jobs Act (Tax Act) in 2017.

Full year 2017 net earnings would have increased by 90.3% to $67.0 million, compared to $35.2 million in 2016, if net earnings were adjusted to eliminate the one-time favorable impact of releasing the valuation allowance on deferred tax assets in 2016, and eliminating the one-time unfavorable impact related to the passage of the Tax Act in 2017. (See reconciliation of GAAP net earnings to non-GAAP net earnings in the table at the end of this release).

Diluted earnings per share (GAAP) were $1.08 in 2017, compared to $1.76 in 2016. Adjusting for the aforementioned tax effects in 2016 and 2017, diluted earnings per share in 2017 would have increased by 85.3% to $1.26, compared to $0.68 in 2016. (See reconciliation of GAAP diluted EPS to non-GAAP diluted EPS in the table at the end of this release).

Weighted-average diluted common shares outstanding were approximately 53.5 million and 53.3 million in the fourth quarter and full year of 2017, respectively, as compared to approximately 52.0 million and 51.7 million in each of the respective prior year periods.

As of December 31, 2017, the Company had $273.7 million in cash, cash equivalents, marketable securities, and long term marketable securities, a $108.2 million increase over $165.5 million at December 31, 2016.

Financial Guidance

For full year 2018, the Company estimates net product sales, research and development expenses, operating earnings, and an effective tax rate as set forth below:

•                  Net product sales in the range of $375 million to $400 million.

•                  Research and development expenses of approximately $80 million.

•                  Operating earnings in the range of $125 million to $135 million, including approximately $7 million of licensing and non-cash royalty revenue.

•                  Effective tax rate of approximately 23% to 25%.

Conference Call Details

The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Vice President and Chief Financial Officer, to discuss these results at 9:00 a.m. Eastern Time, on Wednesday, February 28, 2018. An accompanying webcast also will be provided.

Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	9385269
Conference Call Name:	Supernus Pharmaceuticals Fourth Quarter and Full Year 2017 Earnings Conference Call

Following the live call, a replay will be available on the Company’s website, www.supernus.com, under “Investor Relations”.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company currently markets Trokendi XR® (extended-release topiramate) for the prophylaxis of migraine and the treatment of epilepsy, and Oxtellar XR® (extended-release oxcarbazepine) for the treatment of epilepsy. The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of Impulsive Aggression in ADHD patients and SPN-812 for the treatment of ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Results

Financial results for 2017 and 2016 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain one-time adjustments that are unusual or unpredictable.  Management believes non-GAAP financial measures provide useful information to investors regarding the Company’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, please refer to the table at the end of this press release.

Supernus Pharmaceuticals, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

	December 31,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$100,304	$66,398
Marketable securities	39,736	23,723
Accounts receivable, net	65,586	41,527
Inventories, net	16,304	16,801
Prepaid expenses and other current assets	6,521	2,955
Total current assets	228,451	151,404
Long term marketable securities	133,638	75,410
Property and equipment, net	5,124	4,344
Intangible assets, net	36,019	36,350
Other non-current assets	389	331
Deferred income taxes	20,843	41,729

Total assets	$424,464	$309,568

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$6,844	$8,055
Accrued sales deductions	68,343	41,943
Accrued expenses	27,305	27,427
Income taxes payable	15,938	7
Non-recourse liability related to sale of future royalties, current portion	4,283	3,101
Deferred licensing revenue	287	209
Total current liabilities	123,000	80,742
Deferred licensing revenue, net of current portion	1,149	1,501
Convertible notes, net	—	4,165
Non-recourse liability related to sale of future royalties, long term	22,258	27,289
Other non-current liabilities	10,577	4,002
Derivative liabilities	—	114
Total liabilities	156,984	117,813

Stockholders’ equity
Common stock, $0.001 par value, 130,000,000 shares authorized at December 31, 2017 and December 31, 2016; 51,314,850 and 49,971,267 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	51	50
Additional paid-in capital	294,999	276,127
Accumulated other comprehensive loss, net of tax	(747)	(134)
Accumulated deficit	(26,823)	(84,288)
Total stockholders’ equity	267,480	191,755

Total liabilities and stockholders’ equity	$424,464	$309,568

Supernus Pharmaceuticals, Inc.

Consolidated Statements of Earnings

(in thousands, except share and per share data)

	Three Months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Revenue
Net product sales	$86,334	$61,100	$294,097	$210,078
Royalty revenue	2,029	1,222	6,367	4,686
Licensing revenue	72	52	1,774	239

Total revenue	88,435	62,374	302,238	215,003

Costs and expenses
Cost of product sales	4,154	3,771	15,215	11,986
Research and development	16,173	13,252	49,577	42,791
Selling, general and administrative	33,764	29,055	137,905	106,010

Total costs and expenses	54,091	46,078	202,697	160,787

Operating earnings	34,344	16,296	99,541	54,216
Other income (expense)
Interest income	877	396	2,864	1,467
Interest expense	—	33	(134)	(543)
Interest expense-nonrecourse liability related to sale of future royalties	(160)	(984)	(1,434)	(4,548)
Changes in fair value of derivative liabilities	—	100	76	448
Loss on extinguishment of debt	—	(289)	(295)	(671)

Total other income (expense)	717	(744)	1,077	(3,847)

Earnings before income taxes	35,061	15,552	100,618	50,369

Income tax expense (benefit)	21,403	1,232	43,334	(40,852)

Net earnings	$13,658	$14,320	$57,284	$91,221

Earnings per share
Basic	$0.27	$0.29	$1.13	$1.84
Diluted	$0.26	$0.26	$1.08	$1.76

Weighted-average number of common shares outstanding
Basic	51,268,465	49,702,207	50,756,603	49,472,434
Diluted	53,534,217	52,020,596	53,301,150	51,708,983

Supernus Pharmaceuticals, Inc.

Reconciliation of U.S. GAAP Reported to Non-GAAP Adjusted Information

For the Period Ended December 31, 2017 and 2016

 (in thousands, except share and per share data)

Reconciliation of U.S. GAAP Net Earnings to Non-GAAP Net Earnings:

	Year Ended December 31,
	2017	2016
	(unaudited)

As reported Net Earnings (GAAP)	$57,284	$91,221
Specific one-time adjustments:
Release of valuation allowance on deferred tax assets (1)	—	(56,019)
Impact of the Tax Cuts and Jobs Act (1)	9,694	—
Adjusted Net Earnings (Non-GAAP)	$66,978	$35,202

Reconciliation of U.S. GAAP diluted earnings per share to Non-GAAP diluted earnings per share:

	Year Ended December 31,
	2017	2016
	(unaudited)

As reported Diluted EPS (GAAP)	$1.08	$1.76
Adjusted for specific one-time adjustments:
Release of valuation allowance on deferred tax assets (1)	—	(1.08)
Impact of the Tax Cuts and Jobs Act (1)	0.18	—
As adjusted Diluted EPS (Non-GAAP)	$1.26	$0.68

Weighted Average Diluted Shares	53,301,150	51,708,983

(1)

Non-GAAP adjustments relate primarily to the income tax adjustment on deferred tax assets and are calculated using the statutory income tax rate in effect at the time the deferred tax assets are expected to reverse. In 2016, the Company eliminated the valuation allowance on deferred tax assets. The Company has no recorded valuation allowance on its deferred tax assets in 2017. In 2017, the Company wrote down its net deferred tax assets to reflect the estimated impact of the decrease in federal statutory rates, as specified in the new tax legislation on the value of the Company’s net deferred tax assets. The newly enacted Tax Cuts and Jobs Act lowered the U.S. corporate income tax rate from 35% to 21% effective January 1, 2018.

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com